Exhibit 99.1

DPW Holdings Eliminates All Secured Debt Totaling Approximately $5 Million

Company Positioned to Attract More Traditional Financing to Fund Production Backlog, New Orders and Initiatives

Newport Beach, CA, October 26, 2020 -- DPW Holdings, Inc. (NYSE American: DPW) a diversified holding company (“DPW,” or the “Company”) announced that the Company has since February 2020 converted all of its secured debt, totaling just under $5 million, to equity thus improving the Company’s net equity.

The Company sees several benefits to this development, including the ability of the Company to attract more traditional bank financing at prospectively better terms to fund the reduction of production backlogs and the fulfillment of new orders by its subsidiaries Gresham Worldwide, Inc. and Coolisys Technologies Corp. The Company previously announced its support of Coolisys’ entry into the EV charger and ESS power storage market and looks forward to executing on this commitment and obtain new financing for future strategic acquisitions.

Milton “Todd” Ault, III, CEO and Chairman of DPW said, “This is an important corporate development for the Company as we have been faced with the inability to raise funds due to the liens on our assets for quite some time and are immensely pleased that as a result we have made the Company more financially sound than it has been for over two years and look forward to our future. Converting the nearly $5 million in secured debt to equity since February 2020 not only strengthens the Company’s balance sheet but the absence of liens should allow us to obtain more favorable terms to finance our production backlog, capitalize our future growth through our subsidiaries, provide access to our subsidiaries to more traditional financing including bank debt and lines of credit and make future acquisitions.” Ault added, “The Company set a goal in 5 years, beginning in 2018, to grow to $100 million in gross annual revenue. Despite the impact Covid-19 has had on us, the elimination of the secured debt goes a long way towards helping the Company grow organically and through acquisitions. This recent effort and for the past year to improve our balance sheet, reduce expenses and increase profitability should result in greater shareholder value as we execute our plans for the remainder of 2020 and throughout 2021.”

For more information on DPW Holdings and its subsidiaries, the Company recommends that stockholders, investors and any other interested parties read the Company’s public filings and press releases available under the Investor Relations section at www.DPWHoldings.com or available at www.sec.gov.

About DPW Holdings, Inc.

DPW Holdings, Inc. is a diversified holding company pursuing growth by acquiring undervalued businesses and disruptive technologies with a global impact. Through its wholly and majority-owned subsidiaries and strategic investments, the Company provides mission-critical products that support a diverse range of industries, including defense/aerospace, industrial, telecommunications, medical, and textiles. In addition, the Company extends credit to select entrepreneurial businesses through a licensed lending subsidiary. DPW’s headquarters are located at 201 Shipyard Way, Suite E, Newport Beach, CA 92663; www.DPWHoldings.com.

Forward-Looking Statements

This press release contains “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update any of them publicly in light of new information or future events. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors. More information, including potential risk factors, that could affect the Company’s business and financial results are included in the Company’s filings with the U.S. Securities and Exchange Commission, including, but not limited to, the Company’s Forms 10-K, 10-Q and 8-K. All filings are available at www.sec.gov and on the Company’s website at www.DPWHoldings.com.

Contacts:

IR@DPWHoldings.com or 1-888-753-2235